DSI REALTY INCOME FUND XI
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 1999 AND DECEMBER 31, 1998

                                          March 31,     December 31,
                                            1999             1998
ASSETS

CASH AND CASH EQUIVALENTS                $  532,522       $  393,912
PROPERTY,NET                              5,641,150        5,720,848

OTHER ASSETS                                 39,289           37,854

TOTAL                                    $6,212,961       $6,152,614

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES                              $  329,092       $  301,059

PARTNERS' EQUITY(DEFICIT):
     General Partners                       (30,828)         (31,151)
     Limited Partners                     5,914,697        5,882,706

  Total partners' equity                  5,883,869        5,851,555

TOTAL                                    $6,212,961       $6,152,614

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998


                                         March 31,         March 31,
                                           1999              1998
REVENUES:

Rental Income                            $  524,347        $  472,462
Interest                                      1,567             3,482
     Total revenues                         525,914           475,944

EXPENSES:

Operating                                   244,871           224,125
General and administrative                   46,709            47,341
     Total expenses                         291,580           271,466

INCOME BEFORE MINORITY INTEREST IN
 INCOME OF REAL ESTATE JOINT VENTURES       234,334           204,478

MINORITY INTEREST IN INCOME OF
 REAL ESTATE JOINT VENTURES                       0                 0


NET INCOME                               $  234,334        $  204,478


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  231,991        $  202,433
    General partners                          2,343             2,045

TOTAL                                    $  234,334        $  204,478

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $    11.60        $    10.12


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              20,000            20,000

See accompanying notes to financial statements(unaudited).



STATEMENTS OF CHANGES IN PARTNERS' EQUITY (DEFICIT)(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
BALANCE, JANUARY 1, 1998            ($  27,068)     $6,286,983   $6,259,915

NET INCOME                               2,045         202,433      204,478
DISTRIBUTIONS                           (2,020)       (200,000)    (202,020)

BALANCE, MARCH 31, 1998               ($27,043)     $6,289,416   $6,262,373

BALANCE, JANUARY 1, 1999              ($31,151)     $5,882,706   $5,851,555

NET INCOME                               2,343         231,991      234,334
DISTRIBUTIONS                           (2,020)       (200,000)    (202,020)

BALANCE, MARCH 31, 1999               ($30,828)     $5,914,697   $5,883,869


See accompanying notes to financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1999 AND 1998

                                      March 31,          March 31,
                                        1999               1998
                                                                              1995                       1994
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 234,334          $ 204,478

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                         79,698             79,698

     Changes in assets and
      	liabilities:

     Increase in other assets             (1,435)           (15,120)
     Increase in liabilities              28,033             36,387

Net cash provided by
  operating activities                   340,630            305,443

CASH FLOWS FROM INVESTING ACTIVITIES -

  Purchase of property and equipment           0                113

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (202,020)          (202,020)

NET INCREASE CASH AND
   CASH EQUIVALENTS                      138,610            103,536

CASH AND CASH EQUIVALENTS:

     At beginning of period              393,912            500,351
     At end of period                  $ 532,522          $ 603,887


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND XI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund XI (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and
Joseph W. Conway) and limited partners owning 20,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1999, and for the periods ended March 31, 1999, and 1998 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

As of March 31, 1999, the Partnership has purchased a 90% interest in a mini-storage facility in Whittier, California; an 85% interest in an existing mini-storage in Edgewater Park, New Jersey; a 90% interest in an existing mini-storage facility in Bloomingdale, Illinois; and a 75% interest in an existing mini-storage in Sterling Heights, Michigan from Dahn Corporation. The remaining percentages are owned by four California Limited Parnterships, of which Dahn Corporation is the General Partner.

As of March 31, 1999, the total property cost and accumulated depreciation are as follows:

        Land                                 $  1,894,250
        Buildings                               6,474,340
        Furniture and equipment                     7,594
        Total                                   8,376,340
        Less: Accumulated Depreciation        ( 2,735,034)
        Property - Net                       $  5,641,150

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.